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                                                         Exhibit 16

                    [PRUDENTIAL REALTY TRUST LETTERHEAD]



                                                June 23, 1995



Mr. Richard M. Osborne
Turkey Vulture Fund XIII, Ltd.
  c/o Richard M. Osborne
7001 Center Street
Mentor, Ohio 44060

Dear Mr. Osborne:

            Reference is made to your letter dated June 14, 1995 with respect to a proposed special meeting of the shareholders of Prudential Realty Trust (the "Trust"). Following a review of the Trust's Declaration of Trust (the "Declaration") and the Trustees' Regulations (the "Regulations") by the Trustees of the Trust and counsel to the Trust, the Trustees believe that the purposes of the meeting as stated in the June 14, 1995 letter are not purposes permitted by the Declaration or the Regulations, nor are they purposes upon which the shareholders can lawfully act under applicable law, and also conclude that the chief executive officer of the Trust has no duty to call such a meeting pursuant to
Section 6.12 of the Declaration. Accordingly, as chief executive officer of the Trust, I decline to call such a special meeting.


                                          Sincerely,

                                          /s/ Jeffrey L. Danker

                                          Jeffrey L. Danker
                                          President